UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Schlumberger N.V. (Schlumberger Limited)

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following material amends and supplements our definitive proxy statement filed with the Securities and Exchange Commission on February 12, 2014 (the “Proxy Statement”) relating to the 2014 Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) (“Schlumberger” or the “Company”), to be held on Wednesday, April 9, 2014. This supplement corrects information on page 13 of the Proxy Statement. The second paragraph under the caption “Meetings of the Board of Directors and its Committees” regarding directors’ attendance at Board and committee meetings should read as follows: “Each of our current directors attended at least 75% of the meetings of the Board and the committees on which he or she served in 2013 (held during the period he or she served).”

In addition to the positions held by director nominee Tore I. Sandvold as reported in his biography on page 7 of the Proxy Statement, Mr. Sandvold is serving as interim CEO and Chairman of the Board of Misen Energy AB, a Swedish upstream oil and gas company. Under Swedish law, the position of CEO is not the most senior management position of the company.

This supplement should be read in conjunction with the Proxy Statement.

March 14, 2014.